Exhibit 99.1

Cinedigm Names John Canning

Chief Financial Officer

LOS ANGELES, CA – September 14, 2021 – Cinedigm Corp. (NASDAQ: CIDM), the leading independent streaming company super-serving enthusiast fan bases, announced today that John Canning has joined the Company as Chief Financial Officer, effective September 13, 2021. Canning will report to Chris McGurk, Chairman & CEO, and will be responsible for all financial functions at Cinedigm to support and enhance the Company’s rapid growth trajectory.

Prior to Cinedigm, Canning spent two years as the CFO of Firefly Systems Inc., an Ad-Tech startup in Silicon Valley, where he worked to secure funding, working capital and equipment financing. He also served as interim CFO of the mobile advertising company, Tapjoy Inc., based in San Francisco, where he managed the short and long-term planning processes. Canning spent several years with Discovery Channel, working as the Group Vice President of Finance for the network portfolio which included the flagship network as well as Animal Planet and The Science Channel.  He held finance leadership roles at Clear Channel Outdoor and The Walt Disney Company for a combined total of nearly 10 years. Prior to Disney, Canning enjoyed a successful management consulting career, spending more than a dozen years at prominent firms including Deloitte and KPMG, after earning his MBA with honors from the Marshall School of Business at USC.

“We are thrilled John is joining the Cinedigm team, especially as the Company continues to experience exponential growth on the streaming side,” said McGurk. “We are confident that John’s experience will enhance the Company’s financial efforts and support our strong existing management team, as well as bolster our financial systems and processes.”

“Cinedigm has shown itself to be a leader in the fastest growing segment of the entertainment industry,” said Canning. “As the business continues to evolve, I am excited to join such a talented team and help the Company continue to grow as one of the leading global independent streaming players.”

An innovator in the digital transformation of the entertainment industry for more than two decades, Cinedigm’s core mission is to entertain the world by building one of the world’s best portfolio of enthusiast channels and services for the streaming generation. Through a diverse mix of premium SVOD services and dedicated AVOD and FAST channels, Cinedigm’s streaming portfolio reaches indie film (Fandor), horror (Screambox & Bloody Disgusting) and family entertainment (Dove Channel), as well as dedicated channels for iconic entertainers, led by Bob Ross (The Bob Ross Channel). Cinedigm’s ultimate goal is to build destinations that immerse viewers in content they love while staying at the forefront of technology as the streaming industry continues to evolve.

In connection with his joining the Company, Canning received (i) stock appreciation rights (the “SARs”) for 600,000 shares of Cinedigm’s Class A Common Stock (the “Common Stock”), having a 10-year term and an exercise price equal to $2.10, and vesting one-half (1/2) on September 13 of each of 2022 and 2023, and (ii) performance stock units (the “PSUs”) for 150,000 shares of Common Stock, with 25% of the PSUs to be earned and vested on March 31, 2022 and 75% of the PSUs to be earned and vested on March 31, 2023 and metrics to be determined by Compensation Committee of the Company’s Board of Directors. The SARs and the PSUs are inducement grants pursuant to NASDAQ listing Rule 5635(c)(4).

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ABOUT CINEDIGM

For more than twenty years, Cinedigm (NASDAQ: CIDM) has led the digital transformation of the entertainment industry. Today, Cinedigm entertains hundreds of millions of consumers around the globe by providing premium content, streaming channels and technology services to the world’s largest media, technology and retail companies. For more information, visit http://www.cinedigm.com/.

Cinedigm uses, and will continue to use, its website, press releases, SEC filings, and various social media channels, including Twitter (https://twitter.com/cinedigm), LinkedIn https://www.linkedin.com/company/cinedigm/), Facebook (https://facebook.com/Cinedigm), StockTwits (https://stocktwits.com/CinedigmCorp) and the Company website (www.cinedigm.com) as additional means of disclosing public information to investors, the media and others interested in the Company. It is possible that certain information that the Company posts on its website, disseminated in press releases, SEC filings, and on social media could be deemed to be material information, and the Company encourages investors, the media and others interested in the Company to review the business and financial information that the Company posts on its website, disseminates in press releases, SEC filings and on the social media channels identified above, as such information could be deemed to be material information.

PRESS CONTACT FOR CIDM:

DKC Public Relations

cinedigm@dkcnews.com

High Touch Investor Relations

Cinedigm@htir.net